ISF Management LLC

Code of Ethics

Table of Contents

Statement of General Policy

This Code of Ethics (“Code”) has been adopted by ISF Management LLC (“ISF”) and is designed to comply with Rule 204A-1 under the Investment Advisers Act of 1940 (“Advisers Act”).

This Code establishes rules of conduct for all employees of ISF and is designed to, among other things, govern personal securities trading activities in the accounts of employees. The Code is based upon the principle that ISF and its employees owe a fiduciary duty to ISF‘s clients to conduct their affairs, including their personal securities transactions, in such a manner as to avoid (i) serving their own personal interests ahead of clients, (ii) taking inappropriate advantage of their position with the firm and (iii) any actual or potential conflicts of interest or any abuse of their position of trust and responsibility.

The Code is designed to ensure that the high ethical standards long maintained by ISF continue to be applied. The purpose of the Code is to preclude activities which may lead to or give the appearance of conflicts of interest, insider trading and other forms of prohibited or unethical business conduct. The excellent name and reputation of our firm continues to be a direct reflection of the conduct of each employee.

Pursuant to Section 206 of the Advisers Act, both ISF and its employees are prohibited from engaging in fraudulent, deceptive or manipulative conduct. Compliance with this section involves more than acting with honesty and good faith alone. It means that the ISF has an affirmative duty of utmost good faith to act solely in the best interest of its clients.

ISF and its employees are subject to the following specific fiduciary obligations when dealing with clients:

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The duty to have a reasonable, independent basis for the investment advice provided;

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The duty to obtain best execution for a client’s transactions where the Firm is in a position to direct brokerage transactions for the client;

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The duty to ensure that investment advice is suitable to meeting the client’s individual objectives, needs and circumstances; and

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A duty to be loyal to clients.

In meeting its fiduciary responsibilities to its clients, ISF expects every employee to demonstrate the highest standards of ethical conduct for continued employment with ISF. Strict compliance with the provisions of the Code shall be considered a basic condition of employment with ISF. ISF’s reputation for fair and honest dealing with its clients has taken considerable time to build. This standing could be seriously damaged as the result of even a single securities transaction being considered questionable in light of the fiduciary duty owed to our clients. Employees are urged to seek the advice of , the Chief Compliance Officer, for any questions about the Code or the application of the Code to their individual circumstances. Employees should also understand that a material breach of the provisions of the Code may constitute grounds for disciplinary action, including termination of employment with ISF.

The provisions of the Code are not all-inclusive. Rather, they are intended as a guide for employees of ISF in their conduct. In those situations where an employee may be uncertain as to the intent or purpose of the Code, he/she is advised to consult with the Chief Compliance Officer. The Chief Compliance Officer may grant exceptions to certain provisions contained in the Code only in those situations when it is clear beyond dispute that the interests of our clients will not be adversely affected or compromised. All questions arising in connection with personal securities trading should be resolved in favor of the client even at the expense of the interests of employees.

The Chief Compliance Officer will periodically report to senior management/board of directors of ISF to document compliance with this Code.

Definitions

For the purposes of this Code, the following definitions shall apply:

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“Access person” means any supervised person who: has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund; or is involved in making securities recommendations to clients or has access to such recommendations that are nonpublic.

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“Account” means accounts of any employee and includes accounts of the employee’s immediate family members (any relative by blood or marriage living in the employee’s household), and any account in which he or she has a direct or indirect beneficial interest, such as trusts and custodial accounts or other accounts in which the employee has a beneficial interest or exercises investment discretion.

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“Beneficial ownership” shall be interpreted in the same manner as it would be under Rule 16a-

1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person is the beneficial owner of a security for purposes of Section 16 of such Act and the rules and regulations there under.

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“Reportable security” means any security except that it does not include any direct obligations of the United States Government.

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“Security” means any security as defined in Section 202(a)(18) of the Advisers Act.

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“Supervised person” means directors, officers and partners of ISF (or other persons occupying a similar status or performing similar functions); employees of ISF; and any other person who provides advice on behalf of ISF and is subject to ISF’s supervision and control.

Standards of Business Conduct

ISF places the highest priority on maintaining its reputation for integrity and professionalism. That reputation is a vital business asset. The confidence and trust placed in our firm and its employees by our clients is something we value and endeavor to protect. The following Standards of Business Conduct sets forth policies and procedures to achieve these goals. This Code is intended to comply with the various provisions of the Advisers Act and also requires that all supervised persons comply with the various applicable provisions of the Investment Company Act of 1940, as amended, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and applicable rules and regulations adopted by the Securities and Exchange Commission (“SEC”).

Section 204A of the Advisers Act requires the establishment and enforcement of policies and procedures reasonably designed to prevent the misuse of material, nonpublic information by investment advisers. Such policies and procedures are contained in this Code. The Code also contains policies and procedures with respect to personal securities transactions of all ISF’s supervised persons as defined herein. These procedures cover transactions in a reportable security in which a supervised person has a beneficial interest in or accounts over which the supervised person exercises control as well as transactions by members of the supervised person’s immediate family.

Section 206 of the Advisers Act makes it unlawful for ISF or its agents or employees to (i) employ any device, scheme or artifice to defraud any client or prospective client, (ii) make any untrue statement of a material fact to a client or prospective client or omit to state a material fact necessary in order to make the statements made to a client or prospective client, in light of the circumstances under which they are made, not misleading, or (iii) to engage in fraudulent, deceptive or manipulative practices. This Code contains provisions that prohibit these and other enumerated activities and that are reasonably designed to detect and prevent violations of the Code, the Advisers Act and rules there under.

Prohibition Against Insider Trading

Trading securities while in possession of material, nonpublic information, or improperly communicating that information to others may expose supervised persons and ISF to stringent penalties. Criminal sanctions may include a fine of up to $1,000,000 and/or ten years imprisonment. The SEC can recover the profits gained or losses avoided through the illegal trading, impose a penalty of up to three times the illicit windfall, and/or issue an order permanently barring you from the securities industry. Finally, supervised persons and ISF may be sued by investors seeking to recover damages for insider trading violations.

The rules contained in this Code apply to securities trading and information handling by supervised persons of ISF and their immediate family members.

The law of insider trading is unsettled and continuously developing. An individual legitimately may be uncertain about the application of the rules contained in this Code in a particular circumstance. Often, a single question can avoid disciplinary action or complex legal problems. You must notify the Chief Compliance Officer immediately if you have any reason to believe that a violation of this Code has occurred or is about to occur.

General Policy

No supervised person may trade, either personally or on behalf of others (such as investment funds and private accounts managed by ISF), while in the possession of material, nonpublic information, nor may any personnel of ISF communicate material, nonpublic information to others in violation of the law.

1.   What is Material Information?

Information is material where there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this includes any information the disclosure of which will have a substantial effect on the price of a company’s securities. No simple test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry. For this reason, you should direct any questions about whether information is material to the Chief Compliance Officer.

Material information often relates to a company’s results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Material information also may relate to the market for a company’s securities. Information about a significant order to purchase or sell securities may, in some contexts, be material. Prepublication information regarding reports in the financial press also may be material. For example, the United States Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information about The Wall Street Journal’s “Heard on the Street” column.

You should also be aware of the SEC’s position that the term “material nonpublic information” relates not only to issuers but also to ISF’s securities recommendations and client securities holdings and transactions.

2.   What is Nonpublic Information?

Information is “public” when it has been disseminated broadly to investors in the marketplace. For example, information is public after it has become available to the general public through a public filing with the SEC or some other government agency, the Dow Jones “tape” or The Wall Street Journal or some other publication of general circulation, and after sufficient time has passed so that the information has been disseminated widely.

3.   Identifying Inside Information

Before executing any trade for yourself or others, including investment funds or private accounts managed by ISF (“Client Accounts”), you must determine whether you have access to material, nonpublic information. If you think that you might have access to material, nonpublic information, you should take the following steps:

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Report the information and proposed trade immediately to the Chief Compliance Officer.

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Do not purchase or sell the securities on behalf of yourself or others, including investment funds or private accounts managed by the firm.

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Do not communicate the information inside or outside the firm, other than to the Chief

Compliance Officer.

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After the Chief Compliance Officer has reviewed the issue, the firm will determine whether the information is material and nonpublic and, if so, what action the firm will take.

You should consult with the Chief Compliance Officer before taking any action. This degree of caution will protect you, our clients, and the firm.

4.   Contacts with Public Companies

Contacts with public companies may represent an important part of our research efforts. The firm may make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly available information. Difficult legal issues arise, however, when, in the course of these contacts, a supervised person of ISF or other person subject to this Code becomes aware of material, nonpublic information. This could happen, for example, if a company’s Chief Financial Officer prematurely discloses quarterly results to an analyst, or an investor relations representative makes selective disclosure of adverse news to a handful of investors. In such situations, ISF must make a judgment as to its further conduct. To protect yourself, your clients and the firm, you should contact the Chief Compliance Officer immediately if you believe that you may have received material, nonpublic information.

5.   Tender Offers

Tender offers represent a particular concern in the law of insider trading for two reasons: First, tender offer activity often produces extraordinary gyrations in the price of the target company’s securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule which expressly forbids trading and “tipping” while in the possession of material, nonpublic information regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either. Supervised persons of ISF and others subject to this Code should exercise extreme caution any time they become aware of nonpublic information relating to a tender offer.

6.   Restricted/Watch Lists

Although ISF does not typically receive confidential information from portfolio companies, it may, if it receives such information take appropriate procedures to establish restricted or watch lists in certain securities.

The Chief Compliance Officer may place certain securities on a “restricted list.” Supervised persons are prohibited from personally, or on behalf of an advisory account, purchasing or selling securities during any period they are listed. Securities issued by companies about which a number of supervised persons are expected to regularly have material, nonpublic information should generally be placed on the restricted list. The Chief Compliance Officer shall take steps to immediately inform all supervised persons of the securities listed on the restricted list.

The Chief Compliance Officer may place certain securities on a “watch list.” Securities issued by companies about which a limited number of supervised persons possess material, nonpublic information should generally be placed on the watch list. The list will be disclosed only to the Chief Compliance Officer of ISF and the Chief Compliance Officer of Conifer Securities, LLC and a

limited number of other persons who are deemed necessary recipients of the list because of their roles in compliance.

Personal Securities Transactions

ISF has adopted the following principles governing personal investment activities by ISF’s supervised persons:

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The interests of client accounts will at all times be placed first;

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All personal securities transactions will be conducted in such manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility; and

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Supervised persons must not take inappropriate advantage of their positions.

Pre-Clearance Required for Participation in IPOs

No supervised person shall acquire any beneficial ownership in any securities in an Initial Public Offering for his or her account, as defined herein without the prior written approval of the Chief Compliance

Officer who has been provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the supervised person’s activities on behalf of a client) and, if approved, will be subject to continuous monitoring for possible future conflicts.

Pre-Clearance Required for Private or Limited Offerings

No supervised person shall acquire beneficial ownership of any securities in a limited offering or private placement without the prior written approval of the Chief Compliance Officer who has been provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the supervised person’s activities on behalf of a client) and, if approved, will be subject to continuous monitoring for possible future conflicts.

Pre-clearance Required for Reportable Securities

A supervised person may, directly or indirectly, acquire or dispose of beneficial ownership of a reportable security only if: (i) such purchase or sale has been approved by a supervisory person designated by ISF firm; (ii) the approved transaction is completed by the close of business on the second trading day after approval is received; and (iii) the designated supervisory person has not rescinded such approval prior to execution of the transaction. Post-approval is not permitted.

This policy also encompasses any fund that is advised or sub-advised by ISF Management.

Blackout Periods

No supervised person shall purchase or sell, directly or indirectly, any security on a day during which any client has a pending ‘buy’ or ‘sell’ order in that same security until that order is executed or withdrawn.

No Access Person may directly or indirectly acquire or dispose of beneficial ownership in a Reportable

Security within one calendar day before or after a Managed Portfolio trades in that Security.

Transactions permitted under the Blackout Rule must also satisfy the Pre-clearance Rule, if and to the extent the transaction is not covered by exceptions to those rules.

Note:  Any profits realized on a personal trade in violation of ISF’s Code of Ethics must be disgorged at the request of the firm. If a loss is incurred in reversing a trade that is in violation of this policy, the Access Person will be fully liable for all costs and/or losses.

Ban on Short-Term Trading Profits

Supervised persons are expected to refrain from trading for short term profits.  To discourage such trading, all profits realized from trading in “ISF Names,” within a period of sixty (60) days from the date of such supervised person most recent opening transaction in that security (e.g., the most recent acquisition in the case of a sale, the opening of a short position in the case of a cover transaction), shall be disgorged to ISF or to a charitable organization at ISF’s direction.  If the position is being sold at a loss, the 60 day holding period will be waived.  Day trading (buying and selling in the same security on the same business day) of any security is strictly prohibited.

“ISF Names” means those securities that are currently held in any client’s portfolio.  A list of ISF’s Names is available from the Chief Compliance Officer.  If supervised person owns stock that becomes a ISF Name at some point in the future, the supervised person subject to the 60 day holding period restriction effective the day the stock becomes a ISF Name.

Pre-clearance Procedures

Pre-clearance must be obtained by logging into the Gordian Compliance Portal (https://portal.gordiancompliance.com) or by sending an email request to the Chief Compliance Officer. The Chief Compliance Officer or designee monitors all transactions by all supervised persons in order to ascertain any pattern of conduct which may evidence conflicts or potential conflicts with the principles and objectives of this Code, including a pattern of front-running.

If on the next calendar day following a personal trade by a supervised person, a decision is made to purchase or sell the same security for a client of ISF, the trade should be done for the client and an explanation of the circumstances must be reviewed by the Chief Compliance Officer.

Advance trade clearance in no way waives or absolves any supervised person of the obligation to abide by the provisions, principles and objectives of this Code.

Note:  The Chief Compliance Officer of the firm may deny approval of any transaction requiring pre-clearance under this Pre-clearance Rule, even if the transaction is nominally permitted under this Code, if he/she reasonably believes that denying pre-clearance is necessary for the protection of a Managed Portfolio.

The Chief Compliance Officer will monitor investment activity by the Supervised Person involving the pre-cleared transaction.

Any profits realized on a personal trade in violation of this policy must be disgorged at the request of the firm. If a loss is incurred in reversing a trade that is in violation of this policy, the Supervised Person will be fully liable for all costs and/or losses.

Reporting Requirements

1.   Brokerage Account Disclosure and Duplicate Statements and Confirmations

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Every supervised person shall, annually, complete a Brokerage Account Disclosure Form.  It is the policy of ISF that each supervised person must arrange for their brokerage firm(s) to provide duplicate brokerage account statements and trade confirmations of all securities transactions or an electronic data feed containing the same information.

2.   Initial Holdings Report

Every supervised person must, no later than thirty (30) days after becoming a supervised person (and the information must be current as of no more than 45 days prior to the reporting date), each supervised person must report the following information:

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The title and type, the exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount (if applicable) of each reportable security and/or reportable fund in which the supervised person had any direct or indirect beneficial ownership; and

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The name of any broker, dealer or bank with whom the supervised person maintained an account in which any securities were held for the direct or indirect benefit of the supervised person

Initial Holdings Report requirement is to be satisfied by providing copies of the most recent statement for each brokerage account.

3.   Monitoring and Review of Personal Securities Transactions

The Chief Compliance Officer or a designee will monitor and review all reports required under the Code for compliance with ISF’s policies regarding personal securities transactions and applicable SEC rules and regulations on a monthly basis. The Chief Compliance Officer may also initiate inquiries of supervised persons regarding personal securities trading. Supervised persons are required to cooperate with such inquiries and any monitoring or review procedures employed by ISF. Any transactions for any accounts of the Chief Compliance Officer will be reviewed and approved by the President or other designated supervisory person. The Chief Compliance Officer shall at least annually identify all supervised persons who are required to file reports pursuant to the Code and will inform such supervised persons of their reporting obligations.

Protecting the Confidentiality of Client Information

Confidential Client Information

In the course of investment advisory activities of ISF, the firm gains access to non-public information about its clients. Such information may include a person’s status as a client, personal financial and account information, the allocation of assets in a client portfolio, the composition of investments in any clients, advice provided by ISF to clients, and data or analyses derived from such non-public personal information (collectively referred to as “Confidential Client Information”). All Confidential Client Information, whether relating to ISF’s current or former clients, is subject to the Code’s policies and procedures. Any doubts about the confidentiality of information must be resolved in favor of confidentiality.

Non-Disclosure of Confidential Client Information

All information regarding ISF’s clients is confidential. Information may only be disclosed when the disclosure is consistent with the firm’s policy and the client’s direction. ISF does not share Confidential Client Information with any third parties, except in the following circumstances:

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As necessary to provide service that the client requested or authorized, or to maintain and service the client’s account. ISF will require that any financial intermediary, agent or other service provider utilized by ISF (such as broker-dealers or sub-advisers) comply with substantially similar standards for non-disclosure and protection of Confidential Client Information and use the information provided by ISF only for the performance of the specific service requested by ISF;

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As required by regulatory authorities or law enforcement officials who have jurisdiction over ISF, or as otherwise required by any applicable law. In the event ISF is compelled to disclose Confidential Client Information, the firm shall provide prompt notice to the clients affected, so that the clients may seek a protective order or other appropriate remedy. If no protective order or other appropriate remedy is obtained, ISF shall disclose only such information, and only in such detail, as is legally required;

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To the extent reasonably necessary to prevent fraud, unauthorized transactions or liability.

Employee Responsibilities

All supervised persons are prohibited, either during or after the termination of their employment with ISF, from disclosing Confidential Client Information to any person or entity outside the firm, including family members, except under the circumstances described above. A supervised person is permitted to disclose Confidential Client Information only to such other supervised persons who need to have access to such information to deliver the ISF’s services to the client.

Supervised persons are also prohibited from making unauthorized copies of any documents or files containing Confidential Client Information and, upon termination of their employment with ISF, must return all such documents to ISF.

Any supervised person who violates the non-disclosure policy described above will be subject to disciplinary action, including possible termination, whether or not he or she benefited from the disclosed information.

Security of Confidential Personal Information

ISF enforces the following policies and procedures to protect the security of Confidential Client

Information:

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The firm restricts access to Confidential Client Information to those supervised persons who need to know such information to provide ISF’s services to clients;

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Any supervised person who is authorized to have access to Confidential Client Information in connection with the performance of such person’s duties and responsibilities is required to keep each business day;

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All electronic or computer files containing any Confidential Client Information shall be password secured and firewall protected from access by unauthorized persons;

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Any conversations involving Confidential Client Information, if appropriate at all, must be conducted by supervised persons in private, and care must be taken to avoid any unauthorized persons overhearing or intercepting such conversations.

Privacy Policy

ISF and all supervised persons, must comply with SEC Regulation S-P, which requires investment advisers to adopt policies and procedures to protect the "nonpublic personal information" of natural person clients. "Nonpublic information," under Regulation S-P, includes personally identifiable financial information and any list, description, or grouping that is derived from personally identifiable financial information. Personally identifiable financial information is defined to include information supplied by individual clients, information resulting from transactions, any information obtained in providing products or services. Pursuant to Regulation S-P ISF has adopted policies and procedures to safeguard the information of natural person clients.

Enforcement and Review of Confidentiality and Privacy Policies

The Chief Compliance Officer is responsible for reviewing, maintaining and enforcing ISF’s confidentiality and privacy policies and is also responsible for conducting appropriate employee training to ensure adherence to these policies. Any exceptions to this policy require the written approval of the Chief Compliance Officer.

Service as a Director or Outside Business Activities

No supervised person shall serve on the board of directors of any publicly traded company or be engaged in a business activity outside of ISF without prior authorization by the Chief Compliance Officer or a designated supervisory person. Such approval will be based upon a determination that such board service or outside business activity would be consistent with the interest of ISF’s clients. Where board service is approved ISF shall implement a “Chinese Wall” or other appropriate procedure to isolate such person from making decisions relating to the company’s securities.

No Special Favors

No supervised person may purchase or sell securities pursuant to any reciprocal arrangement arising from the allocation of brokerage or any other business dealings with a third party.  Accepting information on or access to personal investments as an inducement to doing business with a specific broker on behalf of clients of ISF – regardless of the form the favor takes – is strictly prohibited.  Personal transactions which create the appearance of special favoritism should be avoided.

Restrictions on Gifts

A conflict of interest occurs when the personal interests of supervised persons interfere or could potentially interfere with their responsibilities to the Adviser and its clients. The overriding principle is that supervised persons should not accept inappropriate gifts, favors, entertainment, special accommodations, or other things of material value that could influence their decision-making or make them feel beholden to a person or firm. Similarly, supervised persons should not offer gifts, favors, entertainment or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making a client feel beholden to the firm or the supervised person.

De Minimis Gifts

From time to time ISF and/or supervised persons may receive gifts from third parties.  Any gift received that has a value in excess of a de minimis amount should not be accepted.  Generally, a gift of more than

$500 would not be considered de minimis. Each Employee is responsible for determining the value of gifts received from third parties and whether a particular gift has de minimis value in the circumstances. However, supervised persons are reminded that the perception of a gift’s value by others is as important as the assessment of the gift’s value in the supervised person’s judgment.

From time to time, ISF and/or supervised persons may give or offer gifts to existing clients, prospective clients, or any entity that does business with or on behalf of ISF.  If the gift has a value in excess of a de minimis amount, such gift must be pre-approved by the Chief Compliance Officer.

Entertainment

No supervised person may provide or accept extravagant or excessive entertainment to or from a client, prospective client, or any person or entity that does or seeks to do business with or on behalf of ISF. Supervised persons may provide or accept a business entertainment event, such as dinner or a sporting event, of reasonable value, if the person or entity providing the entertainment is present.

Political Contributions Made by ISF Employees

Political contributions are subject to the policies and procedures outlined in the Policies and Procedures Manual section titled “Pay to Play”. Refer to that section or speak to the Chief Compliance Officer before making any political contributions.

Whistleblower Policy

1.   Purpose.   This policy  establishes  procedures  for the receipt,  review,  and retention  of complaints relating to the Adviser’s accounting, internal accounting controls, and auditing matters.  The Adviser is committed to complying with all applicable accounting standards, accounting controls, and audit practices.  While the Adviser does not encourage frivolous complaints, the Adviser does expect its officers, employees, and agents to report any irregularities and other suspected wrongdoing regarding questionable accounting or auditing matters.  It is the Adviser‘s policy that its employees may submit complaints of such information on a confidential and anonymous basis without fear of dismissal or retaliation  of any kind.   This policy applies only to reports concerning  Accounting  Violations  (as defined in Part 3 below).

The Chief Compliance Officer is responsible for overseeing the receipt, investigation, resolution, and retention of all complaints submitted pursuant to this policy.

This policy was adopted in order to:

a.

Cause violations to be disclosed before they can disrupt the business or operations of the Adviser, or lead to serious loss;

b.   Promote a climate of accountability and full disclosure with respect to the Adviser’s accounting, internal controls, compliance matters, and Code of Ethics; and

c.    Ensure that no individual feels at a disadvantage for raising legitimate concerns.

This policy provides a means whereby individuals can safely raise, at a high level, serious concerns and  disclose  information  that  an  individual  believes  in  good  faith  relates  to  violations  of  the Compliance Manual, Code of Ethics, or law.

2.   Reporting  Persons  Protected.     This  policy  and  the  related  procedures  offer  protection  from retaliation against officers, employees, and agents who make any complaint with respect to perceived violations (referred to herein as a “Reporting Person”), provided the complaint is made in good faith. “Good faith” means that the Reporting Person has a reasonably held belief that the complaint made is true and has not been made either for personal gain or for any ulterior motive.

The Adviser will not discharge, demote, suspend, threaten, harass, or in any manner discriminate or otherwise retaliate against any Reporting Person in the terms or conditions of his employment with the Adviser based upon such Reporting Person’s submitting in good faith any complaint regarding an Accounting  Violation.    Any  acts  of retaliation  against  a Reporting  Person  will be treated  by the Adviser as a serious violation of Adviser policy and could result in dismissal.

3.   Scope of Complaints.  The Adviser encourages employees and officers (“Inside Reporting Persons”) as well as non-employees such as agents, consultants and investors (“Outside Reporting Persons”) to report irregularities and other suspected wrongdoings, including, without limitation, the following:

a.

Fraud or deliberate error in the preparation, evaluation, review or audit of any financial statement of the Adviser;

b.   Fraud   or  deliberate   error   in  preparation   and   dissemination   of  any   financial,   marketing, informational, or other information or communication with regulators and/or the public;

c.    Deficiencies in or noncompliance with the Adviser’s internal controls and procedures;

d.   Misrepresentation or false statement to or by a senior officer of the Adviser regarding any matters in violation of state and/or federal securities laws; or

e.    Deviation from full and fair reporting of the Adviser’s financial condition.

4.   Confidentiality of Complaint.  The Chief Compliance Officer will keep the identity of any Inside Reporting Person confidential and privileged under all circumstances to the fullest extent allowed by law, unless the Inside Reporting Person has authorized the Adviser to disclose his identity.

The  Chief  Compliance  Officer  will  exercise  reasonable  care  to keep  the  identity  of any  Outside Reporting Person confidential until it launches a formal investigation.  Thereafter, the identity of the Outside Reporting Person may be kept confidential, unless confidentiality is incompatible with a fair investigation, there is an overriding reason for identifying or otherwise disclosing the identity of such person, or disclosure is required by law, such as where a governmental entity initiates an investigation of allegations contained in the complaint.   Furthermore, the identity of an Outside Reporting Person may be disclosed if it is reasonably determined that a complaint was made maliciously or recklessly.

5.   Submitting Complaints

a.

Inside Reporting Persons should submit complaints in accordance with the following procedures: (1)  Complaints  must  be  submitted  in  writing  and  mailed  in  a  sealed  envelope  addressed  as follows:  Chief  Compliance  Officer,  Confidential  –  To  be  Opened  Only  by  the  Chief Compliance Officer.

The Chief Compliance  Officer  recommends  that Inside Reporting  Persons  use the sample Complaint Form attached to this policy when reporting violations.

(1)  If they so desire, Inside Reporting Persons may request to discuss their complaint with the Chief Compliance Officer by indicating such desire and including their name and telephone number in the complaint.

(2)  Inside  Reporting  Persons  may  report  violations  on  an  anonymous   basis.     The  Chief Compliance Officer urges any employee that is considering making an anonymous complaint to strongly consider that anonymous complaints are, by their nature, susceptible to abuse, less reliable,  and  more  difficult  to  resolve.    In  addition,  employees  considering  making  an anonymous  complaint  should  be  aware  that  there  are  significant  rights  and  protections available to them if they identify themselves when making a complaint, and that these rights and protections may be lost if they make the complaint on an anonymous basis.  Therefore, the   Adviser   encourages   employees   to   identify   themselves   when   making   reports   of Accounting  Violations.    In  responding  to  anonymous  complaints,  the  Chief  Compliance Officer will pay due regard to:

(i)  The fairness to any individual named in the anonymous complaint; (ii) The seriousness of the issue raised;

(iii) The credibility of the information or allegations in the complaint, with allegations that are conclusory  or  that  do  not  have  a  specific  factual  basis  being  likely  to  receive  less credence; and

(iv) The  ability  to  ascertain  the  validity  of  the  complaint  and  appropriately  resolve  the complaint without the assistance and cooperation of the person making the complaint.

b.   Outside Reporting Persons should submit complaints concerning violations in accordance with the following procedures:

(1)  Complaints may be submitted by e-mail to the Chief Compliance Officer or by a written letter in a sealed envelope addressed as follows:  Chief Compliance Officer, Confidential – To be Opened Only by the Chief Compliance Officer

The Chief Compliance Officer recommends that Outside Reporting Persons use the sample Complaint Form attached to this policy when reporting Accounting Violations.

(2)  Outside Reporting Persons are required to disclose their identity in any complaints submitted under this policy. Complaints submitted by non-employees on an anonymous basis may not be reviewed.

6.   Investigation of Complaints

a.

Upon receipt of a complaint, the Chief Compliance Officer (or his designated representative) will confirm  the complaint  pertains  to a violation.   Investigations  will be conducted  as quickly  as possible, taking into account the nature and complexity  of the complaint and the issues raised therein.  Any complaints submitted pursuant to this policy that do not relate to a violation will be returned to the Reporting Person, unless the Reporting Person’s identity is unknown.

b.   The Chief Compliance Officer may enlist employees of the Adviser and outside legal, accounting and other advisors, as appropriate, to conduct an investigation of a complaint.

c.

The results of each investigation will be reported timely to the Chief Compliance Officer, who will then apprise the Chief Executive Officer, and prompt and appropriate remedial action will be taken as warranted in the judgment of the Chief Executive Officer or as otherwise directed by the Chief Compliance Officer.  Any actions taken in response to a complaint will be reported to the Reporting  Person  to  the  extent  allowed  by  law,  unless  the  complaint  was  submitted  on  an anonymous basis.

d.   An Inside Reporting Person who is not satisfied with the outcome of the initial investigation or the  remedial  action  taken  with  respect  thereto,  if  any,  may  submit  directly  to  the  Chief Compliance   Officer  for  its  review  a  written  complaint   with  an  explanation   of  why  the investigation  or  remedial  action  was  inadequate.    An  Inside  Reporting  Person  may  submit  a revised complaint on an anonymous  basis in his sole discretion.   The Inside Reporting Person should forward the revised complaint to the attention of the Chief Compliance Officer in the same manner as set out above for the original complaint.

e.

The Chief Compliance  Officer  will review  the Reporting  Person's  revised  complaint,  together with documentation of the initial investigation, and determine in its sole discretion if the revised complaint merits further investigation.  The Chief Compliance Officer will conduct a subsequent investigation to the extent and in the manner it deems appropriate.  The Chief Compliance Officer may  enlist  employees  of  the  Adviser  and  outside  legal,  accounting  and  other  advisors,  as appropriate, to undertake the subsequent investigation.   The Chief Compliance Officer or its designated  representative  will  inform  the  Reporting  Person  of  any  remedial  action  taken  in response  to  a  Revised  Complaint  to  the  extent  allowed  by  law,  unless  the  complaint  was submitted on an anonymous basis.

7.   Retention  of Complaints.    The Chief  Compliance  Officer  will maintain  all complaints  received, tracking their receipt, investigation, and resolution.  All complaints and reports will be maintained in accordance with the Adviser’s confidentiality and document retention policies.

8.   Unsubstantiated Allegations.  If a Reporting Person makes a complaint in good faith pursuant to this policy and any facts alleged therein are not confirmed by a subsequent investigation, no action will be taken against the Reporting Person.  In submitting complaints, Reporting Persons should exercise due care to ensure the accuracy of the information reported.  If, after an investigation, it is determined that a  complaint  is  without  substance  or  was  made  for  malicious  or  frivolous  reasons  or  otherwise submitted in bad faith, the Reporting Person could be subject to disciplinary action.   Where alleged facts  reported  pursuant  to  this  policy  are  found  to  be  without  merit  or  unsubstantiated:    (i)  the conclusions  of  the  investigation  will  be  made  known  to  both  the  Reporting  Person,  unless  the complaint was submitted on an anonymous basis, and, if appropriate, to the persons against whom any allegation was made in the complaint; and (ii) the allegations will be dismissed.

9.   Reporting and Annual Review.   The Chief Compliance Officer will submit periodic reports to the Chief Executive Officer of all complaints and any remedial actions taken in connection  therewith. This policy will be reviewed annually by the Chief Compliance Officer, taking into account the effectiveness of this policy in promoting the reporting of Accounting Violations of the Adviser, but with a view to minimizing improper complaint submissions and investigations.

Certification

Initial Certification

All supervised persons will be provided with a copy of the Code and must initially certify in writing to the Chief Compliance Officer that they have: (i) received a copy of the Code; (ii) read and understand all provisions of the Code; (iii) agreed to abide by the Code; and (iv) reported all account holdings as required by the Code.

Acknowledgement of Amendments

All supervised persons shall receive any amendments to the Code and must certify to the Chief Compliance Officer in writing that they have: (i) received a copy of the amendment; (ii) read and understood the amendment; (iii) and agreed to abide by the Code as amended.

Annual Certification

All supervised persons must annually certify in writing to the Chief Compliance Officer that they have: (i) read and understood all provisions of the Code; (ii) complied with all requirements of the Code; and (iii) submitted all holdings and transaction reports as required by the Code.

Further Information

Supervised persons should contact the Chief Compliance Officer regarding any inquiries pertaining to the

Code or the policies established herein.

Records

The Chief Compliance Officer shall maintain and cause to be maintained in a readily accessible place the following records:

•

A copy of any code of ethics adopted by the firm pursuant to Advisers Act Rule 204A-1 which is or has been in effect during the past five years;

•

A record of any violation of ISF’s Code and any action that was taken as a result of such violation for a period of five years from the end of the fiscal year in which the violation occurred;

•

A record of all written acknowledgements of receipt of the Code and amendments thereto for each person who is currently, or within the past five years was, a supervised person which shall be retained for five years after the individual ceases to be a supervised person of ISF;

•

A copy of each report made pursuant to Advisers Act Rule 204A-1, including any brokerage confirmations and account statements made in lieu of these reports for a period of at least five years after the end of the fiscal year in which the report is made, the first two years in an easily accessible place;

•

A list of all persons who are, or within the preceding five years have been, access persons;

•

A record of any decision and reasons supporting such decision to approve a supervised persons’ acquisition of securities in IPOs and limited offerings within the past five years after the end of the fiscal year in which such approval is granted.

Reporting Violations and Sanctions

All supervised persons shall promptly report to the Chief Compliance Officer or an alternate designee all apparent violations of the Code. Any retaliation for the reporting of a violation under this Code will constitute a violation of the Code.

The Chief Compliance Officer shall promptly report to senior management all apparent material violations of the Code. When the Chief Compliance Officer finds that a violation otherwise reportable to senior management could not be reasonably found to have resulted in a fraud, deceit, or a manipulative practice in violation of Section 206 of the Advisers Act, he or she may, in his or her discretion, submit a written memorandum of such finding and the reasons therefore to a reporting file created for this purpose in lieu of reporting the matter to senior management.

Senior management shall consider reports made to it hereunder and shall determine whether or not the Code has been violated and what sanctions, if any, should be imposed. Possible sanctions may include reprimands, monetary fine or assessment, or suspension or termination of the employee’s employment with the firm.

ISF Management LLC

Code of Ethics

Attestation

I have read and reviewed the entire contents of ISF’s Code of Ethics and have obtained an interpretation of any provision about which I had a question. I accept responsibility for understanding, complying with and when appropriate, seeking guidance regarding the Code.

I will report violations of the Code, laws or other ISF’s policies of which I am aware or that I suspect have taken place. I understand that I am required to cooperate fully with the ISF in any investigation of violations. I understand that my failure to comply with the Code or other policies or procedures may result in disciplinary action, up to and including termination.

PRINTED NAME:

SIGNATURE:

DATE:

ISF Management LLC

Disclosure of Social Media Accounts

All social media accounts must be disclosed to the compliance officer of ISF within 10 days of acceptance of employment and annually thereafter. Accounts that must be disclosed include:

•

Any account owned, operated, or in regards to an employee of ISF.

•

Accounts for any outside business activity owned, operated, or for the benefit of an employee of ISF.

Requirements for Outside Accounts

Upon acceptance of employment with the Firm, each employee is required to notify the compliance officer in writing of any/all accounts by completing this form.

Request for Duplicate Account Statements

If required by ISF, Gordian Compliance will initiate the process for archiving records of your social media accounts.

Review of Account Activity (Transactions)

Upon receipt of notification and subsequent approval of accounts, Gordian Compliance and the firm’s compliance officer will be responsible for monitoring and closely reviewing any/all activity within the account.  The monitoring of such accounts will occur by viewing the accounts online and/or reviewing archived material.

Acknowledgement and Consent

I hereby attest that I have read and understand the aforementioned policies involving employee social media accounts. I affirm that I have disclosed all accounts and that I have provided all necessary documentation as prescribed in the Firm’s compliance manual and in this disclosure document:

No social media accounts to disclose.

Employee’s Signature:

Print Name of Employee: ________________________________

Date: _______________

Please attach a copy of your most recent statement and complete the information below:

Name of Social Media Site	Email associated with the account	Name on the Account

Whistleblower Complaint Form

General Instructions:

An employee of the Adviser who is reporting questionable accounting or auditing matters of the Adviser may or may not do so on an anonymous basis, at his sole discretion.  A non-employee’s complaint might not be reviewed if he fails to complete Part I(3) of this complaint form.

Please be advised that federal law prohibits the Adviser, as well as its officers, employees, or agents, from discharging,  demoting,  suspending,  threatening,  harassing,  or otherwise  discriminating  against  anyone who in good faith reports illegal activities of the Adviser.

Part I

1.    o?  I would like to discuss this matter with the Chief Executive Officer.

2.    o?  I am an employee or officer of the Adviser and wish to remain anonymous.

3.    o?  I  hereby  authorize  the  disclosure  of  my  identity  if  the  Chief  Compliance  Officer  reasonably believes it is necessary or appropriate (see General Instructions above).

Name:

Address:

Telephone Number:

E-Mail:

Part II

1.

Summary Description of Alleged Violation:

2.   Alleged Violation is:  o Ongoing o Completed  o Unclear whether ongoing or completed

3.    Department(s) suspected of alleged violation, if applicable:

4.    Individual(s) suspected of alleged violation, if applicable:

5.    Describe all relevant facts of the alleged violation:

6.    Describe how you became aware of the alleged violation:

7.    Describe any steps taken to address the alleged violation prior to submitting this complaint, if any:

\

8.    Who, if anyone, may be harmed or affected by this violation: